UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 31, 2014

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	001-32373 (Commission File Number)	27-0099920 (IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA (Address of principal executive offices)	89109 (Zip Code)

Registrant’s telephone number, including area code:  (702) 414-1000

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[    ] Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 25, 2014, Venetian Macau Limited (“VML”), an indirect subsidiary of Las Vegas Sands Corp. (“LVSC”), VML US Finance LLC (“VUF” or the “Borrower”), an indirect, wholly-owned subsidiary of VML, and certain of VML’s other subsidiaries (together with VML, the “Guarantors”) entered into an Amendment and Restatement Agreement (the “Amendment Agreement”) with the Lenders party thereto and Bank of China Limited, Macau Branch (“BOC”), as Administrative Agent and Collateral Agent.  Through the form of the amended and restated credit agreement attached thereto, the Amendment Agreement amends and restates the Credit Agreement, dated as of September 21, 2011 (the “Existing Credit Agreement”), among VML, VUF, as borrower, various lenders party thereto, Goldman Sachs (Asia) L.L.C., Goldman Sachs Lending Partners LLC, Bank of America, N.A., BOC, Barclays Capital, BNP Paribas Hong Kong Branch, Citigroup Global Markets Asia Limited, Citibank, N.A., Hong Kong Branch, Commerzbank AG, Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Singapore Branch, Industrial and Commercial Bank of China (Macau) Limited, ING Capital L.L.C., ING Bank N.V., Singapore Branch, Sumitomo Mitsui Banking Corporation, UBS Securities LLC and United Overseas Bank Limited, as global coordinators, co-syndication agents and bookrunners, BOC, as administrative agent, and Banco Nacional Ultramarino, S.A., DBS Bank Ltd., Oversea-Chinese Banking Corporation Limited, The Bank of Nova Scotia and Wing Lung Bank, Ltd., Macau Branch, as lead arrangers (the Existing Credit Agreement, as so amended and restated, the “Restated Credit Agreement”).  Upon satisfaction of the conditions therein and according to its terms, the Amendment Agreement became effective on March 31, 2014 (the “Restatement Date”).  Capitalized terms used herein and not defined herein are defined in the Restated Credit Agreement.

Pursuant to the Amendment Agreement, each consenting lender holding term loans under the Existing Credit Agreement extended the maturity of its term loans to March 31, 2020, and the consenting lenders holding revolving commitments under the Existing Credit Agreement, together with new revolving lenders, provided new revolving loan commitments equal to the dollar equivalent of up to US$2,000,000,000 in the aggregate.  On the Restatement Date, a portion of the proceeds of the new revolving loans was used to repay the dollar equivalent of US$819,549,373.22 of the term loans held by non-consenting lenders.  As a result of this re-payment the balance of the Non-Extended Initial Term Loans was reduced to zero.  The balance of the Extended Initial Term Loans was US$2,386,828,592.94 as of the Restatement Date.  From and after the Restatement Date, the proceeds of the new revolving loans may be used (i) to fund the ongoing development of the VOL Casino Hotel Resort Project, (ii) to fund the development on Site 3 located at Cotai in Macau SAR and (iii) for working capital and other general corporate purposes of the Borrower and the Guarantors, including to make any investment or payment not specifically prohibited by the terms of the loan documents and to pay certain transaction costs.

Borrowings for all loans bear interest at either, at the Borrower’s option, (i) an adjusted Eurodollar or HIBOR rate plus a credit spread or (ii) an alternative base rate plus a credit spread, which credit spread in each case is determined based on the Consolidated Leverage Ratio as set forth in the pricing grids in the Restated Credit Agreement.  The credit spread for Extended Initial Term Loans and Revolving Loans ranges from 0.250% to 1.125% per annum for loans accruing interest at a base rate, and from 1.250% to 2.125% per annum for loans accruing interest at an adjusted Eurodollar or HIBOR rate.  The credit spread for Non-Extended Initial Term Loans ranges from 0.50% to 1.25% per annum for loans accruing interest at a base rate, and from 1.50% to 2.25% per annum for loans accruing interest at an adjusted Eurodollar or HIBOR rate.  On the Restatement Date, (i) the credit spread for Extended Initial Term Loans and Revolving Loans was 0.375% per annum for loans accruing interest at a base rate, and was 1.375% per annum for loans accruing interest at an adjusted Eurodollar or HIBOR rate, and (ii) the credit spread for Non-Extended Initial Term Loans was 0.50% per annum for loans accruing interest at a base rate, and was 1.50% per annum for loans accruing interest at an adjusted Eurodollar or HIBOR rate.  The Restated Credit Agreement is subject to customary terms regarding default and acceleration.

Among other amendments provided for by the Restated Credit Agreement, the Consolidated Capital Expenditures covenant has been eliminated and the maximum Consolidated Leverage Ratio has been modified.  The Consolidated Leverage Ratio, as modified, requires the Borrower to maintain a maximum ratio of Consolidated Total Debt to Consolidated Adjusted EBITDA of not more than 4.50 to 1.0 for the first through sixth fiscal quarters following the Restatement Date, 4.00 to 1.0 for the seventh through twelfth fiscal quarters following the Restatement Date and 3.50 to 1.0 for the thirteenth fiscal quarter following the Restatement Date and thereafter.

Some of the lenders, agents and arrangers under the Amendment Agreement and Restated Credit Agreement and their respective affiliates have provided, and may provide in the future, investment banking, commercial banking and other financial services for LVSC and its subsidiaries in the ordinary course of business, for which they have received and will receive customary compensation.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 31, 2014

LAS VEGAS SANDS CORP.

By:	/s/ Michael Quartieri
	Name:	Michael Quartieri
	Title:	Senior Vice President, Chief Accounting Officer (Principal Financial Officer)